EXHIBIT 77C

The sole shareholder of each MFS Diversified Income Fund (a Fund), a series of MFS Series Trust XIII (the Trust), took action by unanimous written consent, as permitted by the Trusts Declaration of Trust on May 25, 2006, to approve the following matters:

1.       The terms of the Investment Advisory Agreement, dated April 25, 2006, by and between the Trust and Massachusetts Financial
                  Services Company;


2. The terms of the Investment Sub-Advisory Agreement, dated May 1, 2006, among the Trust, Massachusetts Financial Services
                  Company and Sun Capital Advisers LLC;


3.                The  Shareholder  hereby  grants  permission  to  MFS,  in its capacity as investment adviser of the Trust (Adviser), subject to approval of the Board of Trustees, to rely upon exemptive relief granted by the Securities and Exchange commission enabling the Adviser, without obtaining shareholder approval, to: (i) select new or additional investment sub-advisers for the Fund; and (iii) terminate and replace investment sub-advisers for the fund;

4. The selection of Ernst & Young LLP, independent registered public accounting firm, by the Board of Trustees of the Fund, pursuant to and subject to provisions of section 32(a) of the 1940 Act, as the independent registered public accounting firm of the Fund, to certify every financial statement relating to the Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by the Fund in respect of all or any part of the fiscal year ending February 28, 2007;

5. In exercise of their business judgment made in the best interests of shareholders of each class of shares of the Fund, the terms of the Master Distribution Plan.


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